NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Reports Preliminary Loss Estimates in Healthcare Professional Liability
BIRMINGHAM, AL - (BUSINESSWIRE) - January 22, 2020 - ProAssurance Corporation (NYSE: PRA) today reported a preliminary estimate of $37 million of adverse development in our prior accident year loss reserves in response to deteriorating loss experience in our Specialty Property & Casualty segment for the fourth quarter of 2019. This adverse development in our prior accident year loss reserves is driven by a large national healthcare account written since 2016.
In addition, the Company expects to book, in the quarter, a current accident year net loss ratio for the Specialty Property & Casualty segment of between 134% and 148%. This also reflects deteriorating loss experience related to the previously noted national healthcare account and, to a lesser extent, in the healthcare professional liability excess and surplus lines of business. This business includes custom physicians, healthcare facilities, correctional healthcare, and long-term care policies. Loss estimates for the Company’s core physicians, podiatric, chiropractic, legal professional liability and medical technology liability businesses will be in line with expectations.
The adverse development in prior accident years and the higher current accident year net loss ratio in the fourth quarter will result in a full-year 2019 net loss ratio between 105% and 109% for the Specialty Property & Casualty segment.
“As we have observed and discussed over the past 18 months, results in the medical professional liability line are deteriorating” said ProAssurance President and Chief Executive Officer Edward L. Rand, Jr. “Following our usual year-end review of updated loss data with internal and external actuaries, management concluded that additional reserves were needed in our Specialty Property & Casualty segment, particularly in regard to a single large national healthcare account that has experienced losses far exceeding the assumptions made when the account was underwritten. Since the middle of 2019, new leadership in the Specialty P&C segment has executed a comprehensive underwriting strategy in response to emerging loss trends and changing conditions in healthcare professional liability. This includes organizational structure enhancements, recruitment of additional talent in Specialty underwriting, tightening of underwriting criteria, terms and conditions and price strengthening. We are encouraged by our progress, and believe this strategy has positioned the Company for future success.”
As previously announced, ProAssurance will report full results for the quarter and year ended December 31, 2019 after the close of normal New York Stock Exchange trading on Thursday, February 20, 2020. ProAssurance will conduct a conference call at 10:00 AM ET on Friday, February 21, 2020 to discuss the results, and other items of interest to investors participating in the call.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past thirteen years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn.

NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
There are a number of risk factors that may cause outcomes that differ from our expectations or projections. These are described in detail in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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